Exhibit 99.B(28)(h)(2)

TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT is made as of November 14, 2008 by and between PNC Global Investment Servicing (U.S.) Inc., a Massachusetts corporation (“PNC”), and The Motley Fool Funds Trust, a Delaware statutory trust (the “Fund”).  Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

Background

A.                                 The Fund shall be registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.                                     The Fund wishes to retain PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time by mutual agreement of the parties in accordance with this Agreement (each a “Portfolio”), and PNC wishes to furnish such services.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

1.                                      Appointment.  The Fund hereby appoints PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement.  PNC accepts such appointment and agrees to furnish such services. PNC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto.  PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions or Written Instructions.

(b)                                 PNC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PNC to be an Authorized Person) pursuant to this Agreement.  PNC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until PNC receives Written

Instructions to the contrary.

(c)                                  The Fund agrees to forward to PNC Written Instructions confirming Oral Instructions so that PNC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PNC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PNC’s ability to rely upon such Oral Instructions.

3.                                      Right to Receive Advice.

(a)                                  Advice of the Fund.  If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)                                 Advice of Counsel.  If PNC shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PNC, at the option of PNC).

(c)                                  Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PNC receives from the Fund, and the advice it receives from counsel, PNC may rely upon and follow the advice of counsel.

(d)                                 No Obligation to Seek Advice.  Nothing in this section shall be construed so as to impose an obligation upon PNC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PNC’s properly taking or not taking such action.

4.                                      Records; Visits.  The books and records pertaining to the Fund, which are in the possession or under the control of PNC, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PNC’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund’s expense.

5.                                      Confidentiality.

(a)                                  Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:

(i)                                     any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PNC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)                                  any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors;

(iii)                               all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)                              anything designated as confidential.

(b)                                 Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

(i)                                     is already known to the receiving party at the time it is obtained;

(ii)                                  is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)                               is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)                              is released by the protected party to a third party without restriction;

(v)                                 is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(vi)                              is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)                           is Fund information provided by PNC in connection with an independent third party compliance or other review;

(viii)                        is necessary or desirable for PNC to release such information in connection with the provision of services under this Agreement; or

(ix)                                has been or is independently developed or obtained by the receiving party.

(c)                                The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6.                                      Cooperation with Accountants.  PNC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7.                                      PNC System.  PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund.  Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data which resides on the PNC System.

8.                                      Disaster Recovery.  PNC shall maintain reasonable procedures for backing up and assuring security of its systems and shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

9.                                      Compensation.

(a)                                  As compensation for services rendered by PNC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PNC a fee or fees as may be agreed to from time to time in writing by the Fund and PNC in a fee letter that by its terms relates to this Agreement (the “Fee Letter”).  In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PNC in the performance of its duties hereunder.

(b)                                 PNC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PNC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PNC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PNC shall retain any excess Balance Credits for its own use; (iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i); and (v) PNC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors.

(c)                                  The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(d)                                 Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to PNC the fees set forth in the Fee Letter.

10.                               Standard of Care/Limitation of Liability.

(a)                                  Subject to the terms of this Section 10, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PNC’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).  In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of PNC to meet its Standard of Care.

(b)                                 PNC’s liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed the fees received by PNC for services provided hereunder during the fifteen (15) months immediately prior to the date of such Loss

(c)                                  Subject to Section 8 of this Agreement, PNC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d)                                 PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine.  PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with Written Instructions or advice of counsel.  PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e)                                  Neither PNC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PNC or its affiliates.

(f)                                    No party may assert a cause of action against PNC or any of its affiliates that allegedly occurred more than 12 months after the Company discovered, or reasonably should have discovered, facts that would constitute the basis for such cause of action.

(g)                                 Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)                                 This Section 10 shall survive termination of this Agreement.

11.                               Indemnification.  Absent PNC’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless PNC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by PNC in connection with the provision of services to the Fund.   This Section 11 shall survive termination of this Agreement.

12.                               Description of Services.

(a)                                  Services Provided on an Ongoing Basis, If Applicable.

(i)                                     Calculate 12b-1 payments;

(ii)                                  Maintain shareholder registrations;

(iii)                               Review new applications and correspond with shareholders to complete or correct information;

(iv)                              Direct payment processing of checks or wires;

(v)                                 Prepare and certify shareholder lists in conjunction with proxy solicitations;

(vi)                              Countersign share certificates;

(vii)                           Prepare and mail to shareholders confirmation of activity;

(viii)                        Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(ix)                                Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PNC;

(x)                                   Provide periodic shareholder lists and statistics to the Fund;

(xi)                                Provide detailed data for underwriter/broker confirmations;

(xii)                             Prepare periodic mailing of year-end tax and statement information;

(xiii)                          Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xiv)                         Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xv)                            Accept and post daily Share purchases and redemptions;

(xvi)                         Accept, post and perform shareholder transfers and exchanges;

(xvii)                      Issue and cancel certificates (when requested in writing by the shareholder);

(xviii)                   Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC; and

(xix)                         Maintain such procedures as a transfer agent registered with the SEC is required to maintain.

(xx)                              Respond to shareholder e-mail inquiries from a Fund specific e-mail account maintained by PNC.

(b)                                 Purchase of Shares.  PNC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:

(i)                                     A purchase order in completed proper form;

(ii)                                  Proper information to establish a shareholder account; and

(iii)                               Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.

(c)                                  Redemption of Shares. PNC shall process requests to redeem Shares as follows:

(i)                                     All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PNC reasonably may deem necessary.

(ii)                                  PNC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PNC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)                               When Shares are redeemed, PNC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed.  Such redeemed Shares shall be reflected on appropriate accounts maintained by PNC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)                              PNC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PNC and the Fund.

(v)                                 When a broker-dealer notifies PNC of a redemption desired by a customer, and the Custodian provides PNC with funds, PNC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)                              PNC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PNC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(d)                                 Dividends and Distributions.  Upon resolution of the Fund’s Board of Trustees declaring and authorizing the payment of a dividend or other distribution and receipt by PNC of Written Instructions, PNC shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in the Fund’s prospectus.  Such issuance or payment, as well as payments upon redemption as described in sub-section (c) above, shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations.  PNC shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation.  PNC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by the Fund paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations.

(e)                                  Shareholder Account Services.  PNC may arrange, in accordance with the prospectus:

(i)                                     for issuance of Shares obtained through:

(A)          Any pre-authorized check plan; and

(B)           Direct purchases through broker wire orders, internet transactions, automatic investment plans, checks and applications.

(ii)                                  for a shareholder’s:

(A)          Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

(B)           Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

(C)           Redemption of Shares from an account with a checkwriting privilege.

(f)                                    Communications to Shareholders.  Upon timely Written Instructions, PNC shall mail all communications by the Fund to its shareholders, including:

(i)            Reports to shareholders;

(ii)           Confirmations of purchases and sales of Fund shares;

(iii)          Monthly or quarterly statements;

(iv)          Dividend and distribution notices; and

(v)           Tax form information.

(g)           Records.  PNC shall maintain records of the accounts for each shareholder showing the following information:

(i)            Name, address and United States Tax Identification or Social Security number;

(ii)           Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)          Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)          Any stop or restraining order placed against a shareholder’s account;

(v)           Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)          Information with respect to withholdings; and

(vii)         Any information required in order for PNC to perform any calculations required by this Agreement.

(h)           Lost or Stolen Certificates.  PNC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation.  A new certificate shall be registered and issued only upon:

(i)            The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PNC; and

(ii)           Completion of a release and indemnification agreement signed by the shareholder to protect PNC and its affiliates.

(i)            Shareholder Inspection of Stock Records.  Upon a request from any Fund shareholder to inspect stock records, PNC will notify the Fund and the Fund will issue instructions granting or denying each such request.  Unless PNC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PNC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(j)            Withdrawal of Shares and Cancellation of Certificates.  Upon receipt of Written Instructions, PNC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(k)           Lost Shareholders.  PNC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below.  PNC may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)            documentation of search policies and procedures;

(ii)           execution of required searches;

(iii)          tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(iv)          preparation and submission of data required under the Lost Shareholder Rule.

Notwithstanding the foregoing, PNC shall have no duty or obligation under this Section 12(k) to perform any services described in this Section 12(k) on any shareholder accounts which are broker-controlled accounts or omnibus accounts or are accounts which otherwise contain insufficient information to permit PNC to identify and depict “RPO” status or otherwise perform the described services for persons holding through such accounts.  Except as set forth above, PNC shall have no responsibility for any escheatment services.

(l)                                     Retirement Plans and Educational Savings Accounts.

(i)                                     In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts (“IRA accounts”), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant “k” plan accounts (“Qualified Plans”) (collectively, the “Retirement Plans”) and Coverdell educational savings accounts (“ESA Accounts”) all within the meaning of Section 408, 403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PNC shall provide the following administrative services:

(A)          Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)           Record method of distribution requested and/or made;

(C)           Receive and process designation of beneficiary forms requests;

(D)          Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)           Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and

(F)           Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)                                  PNC shall arrange for PNC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii)                               With respect to the Retirement Plans, PNC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PNC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)                               Print Mail.              The Fund hereby engages PNC as its print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PNC.  The Fund shall not engage a third party print/mail service provider to print or mail shareholder statements in a format substantially similar to the format provided by PNC.

(n)           Proxy Advantage.     The Fund hereby engages PNC as its proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PNC.

(o)           Internet Account Management. PNC shall provide to the Fund the internet account management services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

13.                               Privacy.        Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

14.                               Anti-Money Laundering.

(a)           To the extent the other provisions of this Agreement require PNC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PNC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows:  PNC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PNC’s anti-money laundering (“AML”) program or by an outside party, for compliance with PNC’s established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PNC’s AML program; and (d) provide ongoing training of PNC personnel relating to the prevention of money-laundering activities.

(b)           Upon the reasonable request of the Fund, PNC shall provide to the Fund: (x) a copy of PNC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PNC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PNC personnel.  PNC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.

(c)           Without limiting or expanding the foregoing, the parties agree the provisions in this Section 14 relate only to Section 352 of the USA PATRIOT Act and do not apply other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.

15.                               Foreign Account Due Diligence.

(a)                                  To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PNC will do the following:

(i)            Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);

(ii)           Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)          Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(iv)          Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)           Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)          Adopt and operate enhanced due diligence policies, where necessary, as may be required by future regulations pending for Foreign Financial Institution accounts;

(vii)         Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)        Report to the Fund about measures taken under (i)-(vii) above.

(b)                                 Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 15, PNC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution due diligence program regulations.

(c)                                  Without limiting or expanding the foregoing, the parties agree the provisions in this Section 15 relate only to Section 312 of the USA PATRIOT Act and do not apply to other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.

16.                               Customer Identification Program (“CIP”) Services.

(a)                                  To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PNC will do the following:

(i)            Implement procedures under which new accounts in the Fund are not established unless PNC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).

(ii)           Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened.  Methods of verification may consist of non-documentary methods (for which PNC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PNC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)          Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)          Regularly report to the Fund about measures taken under (a)-(c) above.

(v)           If PNC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund’s CIP.

(vi)          Set forth on a separate fee schedule compensation amounts due for these CIP Services.

(b)                                 Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 16, PNC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PNC will not verify customers opening accounts through NSCC) and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulations.

(c)                                  PNC agrees to permit inspections relating to the CIP Services provided hereunder by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided hereunder as such examiners shall reasonably request.

(d)                                 Notwithstanding anything to the contrary, PNC need not perform any of the steps described in this Section 16 with respect to persons purchasing Shares via exchange privileges.

17.                               Duration and Termination.

(a)                                  This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).

(b)                                 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of 1 year (“Renewal Terms”) each, unless the Fund or PNC provides written notice to the other of its intent not to renew.  Such notice must be received not less than one hundred twenty (120) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)                                  In the event of termination, all actual fees and expenses associated with deconversion or conversion to another services provider will be borne by the Fund.

(d)                                 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)                                  Notwithstanding anything contained in this Agreement to the contrary, if the Fund gives notice to PNC terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”):

(i)            PNC shall, if requested by the Fund, make commercially reasonable efforts to facilitate a conversion to the Fund’s successor service provider; provided that PNC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

(ii)           Except in the event of an Early Termination subsequent to a material breach of this Agreement in which PNC is the Defaulting Party under the terms of Section 17(d), before the effective date of the Early Termination, the Fund shall pay to PNC an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if PNC were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PNC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given).

(iii)          The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PNC for the termination of services before the expiration of the then-current Initial or Renewal Term.

(v)           If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.”

(vi)          If any of the Fund’s assets serviced by PNC under this Agreement are removed from the coverage of this Agreement by the Fund during the Term of the Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and, (ii) at, PNC’s option, either (a) upon written notice given to the Fund by PNC no later than thirty (30) days after the event that constituted such Early Termination, the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PNC, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

18.                               Policies and Procedures.     The parties acknowledge that the services described in and to be provided under this Agreement involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications and other components, both internal to PNC and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are far too numerous and minutely detailed to expressly include in this Agreement and that, accordingly, the parties agree that PNC shall perform the services provided for in this Agreement in accordance with the written policies, procedures, manuals, documentation and other operational guidelines of PNC governing the services in effect at the time the services are performed (“written procedures” for purposes of this Section 18) and that such written procedures are expressly intended to supplement the description of services provided for herein, but that the express terms of this Agreement will always prevail in any conflict with PNC’s written procedures.

19.          Notices.

(a)           Notices shall be addressed (a) if to PNC, as follows: PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President, with a copy to PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Senior Counsel — TA & SubAccounting (or such other address or addressee as PNC may inform the Fund in writing); (b) if to the Fund, at 2000 Duke Street, Suite 175, Alexandria, VA 22314, Attention: President (or such other address as the Fund may inform PNC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.

(b)           Notices shall be delivered: by hand (personal delivery by the Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, tested telegram, cable, telex or facsimile sending device providing for automatic confirmation of receipt.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately upon receipt.  If notice is sent by any other permitted means, it shall be deemed to have been given on the day it is received by the receiving party.

20.          Amendments.  This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21.          Delegation; Assignment.  PNC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days’ prior written notice of such assignment or delegation.  To the extent required by the rules and regulations of the NSCC and in order for PNC to perform the NSCC-related services, the Fund agrees that PNC may delegate its duties to any affiliate of PNC that is a member of the NSCC.

22.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.          Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.                               Miscellaneous.

(a)           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)           Non-Solicitation.  During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)           No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(d)           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)           Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.

(f)            Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)           Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h)           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(i)            No Representations or Warranties.  Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(j)            Facsimile Signatures; Counterparts.     This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

(k)           Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(l)            No Liability for Trustees or Fund Investors. No trustee of the Fund, nor any Fund shareholder, shall bear any liability for any act or mission of the Fund, or any action or omission undertaken on behalf of the Fund.

(m)          Each Portfolio to be Separate. With respect to any obligations of the Fund on behalf of a Portfolio, PNC shall look for payment or satisfaction of any obligation solely to the assets and property of the Portfolio and such accounts to which such obligation relates as though the Fund had separately contracted with PNC by separate written instrument with respect to each Portfolio and its related accounts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Michael DeNofrio

Name:	Michael DeNofrio

Title:	Executive Vice President, Senior Managing Director

THE MOTLEY FOOL FUNDS TRUST

By:	/s/ Peter E. Jacobstein

Name:	Peter E. Jacobstein

Title:	President

EXHIBIT A

THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of November 14, 2008, between PNC Global Investment Servicing (U.S.) Inc. and The Motley Fool Funds Trust.

Portfolios

Motley Fool Independence Fund

EXHIBIT B

Internet Account Management Services

1.             Definitions.  Any term not herein defined in this Exhibit B shall have the meaning given such term in the Agreement.  The following definitions shall apply to this Exhibit B:

(a)  “End-User” shall mean any Shareholder that accesses the PNC System via internet account management.

(b)  “Fund Web Site” means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from internet account management.

(c)  “Inquiry” shall mean any access to the PNC System via Internet Account Management System initiated by an End-User which is not a Transaction.

(d)  “Internet” shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

(e)  “Internet Account Management Services” or “IAM Services” means the services identified in Section 2 hereof to be provided by PNC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PNC, telecommunications carriers and security providers, whereby Inquires may be performed and Transactions may be requested by accessing Internet Account Management System via hypertext link from the Fund Web Site.

(f)  “Internet Account Management System” or “IAM System” means the collection of electronic documents, electronic files and pages residing on PNC’s computer system(s) (or those elements of the computer system of one or more Internet Service Providers (“ISPs”) retained by PNC and necessary for PNC’s services hereunder), connected to the Internet and accessible by hypertext link from the Fund Web Site through the World Wide Web, where the Inquiry and Transaction data fields and related screens provided by PNC may be viewed.

(g)  “Shareholder” means the record owner or authorized agent of the record owner of shares of the Fund.

(h)  “Transaction” shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User.

2.             PNC Responsibilities.        Subject to the provisions of this Exhibit B, PNC shall provide or perform, or shall retain other persons to provide or perform, the following, at PNC’s expense (unless otherwise provided herein):

(a)           provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain IAM System to permit persons to be able to view information about the Fund and to permit End-Users with appropriate identification and access codes to perform Inquiries and initiate Transactions;

(b)           address and mail, at the Fund’s expense, notification and promotional mailings and other communications provided by the Fund to Shareholders regarding the availability of IAM Services;

(c)           prepare and process new account applications received through IAM System from Shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:

(i)  to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through the Automated Clearing House (“ACH”);

(ii) the ACH prenote process will be waived and the ACH status will be set to active; and

(iii)  the Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.

(d)           process the set up of personal identification numbers (“PIN”), as described in the IAM System Product Guide provided to the Fund, which shall include verification of initial identification numbers issued, reset and activation of personalized PIN’s and reissue of new PIN’s in connection with lost PIN’s;

(e)           provide installation services which shall include, review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between IAM System and the Fund Web Site and testing the network connectivity and performance;

(f)            establish systems to guide, assist and permit End-Users who access IAM System from the Fund Web Site to electronically perform Inquires and create and transmit Transaction requests to PNC;

(f)            deliver to the Fund one (1) copy of the PNC IAM System Product Guide, as well as all updates thereto on a timely basis;

(g)           deliver a monthly billing report to the Fund, which shall include a report of Inquiries and Transactions;

(h)           provide a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of IAM System;

(i)            exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any,  provided by the Fund to PNC in writing from time to time, and all “point and click” features of IAM System relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

(j)            provide periodic site visitation (hit reports) and other information regarding End-User activity under this Exhibit B as agreed by PNC and the Fund from time to time;

(k)           monitor the telephone lines involved in providing IAM Services and inform the Fund promptly of any malfunctions or service interruptions;

(l)            periodically scan PNC’s Internet interfaces and IAM System for viruses and promptly remove any such viruses located thereon; and

(m)          maintenance and support of IAM System, which includes providing error corrections, minor enhancements and interim upgrades to IAM System which are made generally available to customers and providing help desk support to provide assistance to Fund employees with the Fund’s use of IAM System; maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PNC to IAM System clients, as determined solely by PNC; or (ii) maintenance of customized features.

Notwithstanding anything in this Exhibit B or the Agreement to the contrary, the Fund recognizes and acknowledges that (i) a logon I.D. and PIN are required by End-Users to access PNC’s IAM System; (ii) End-User’s Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology; and (iii) PNC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.

3.             Fund Responsibilities.  Subject to the provisions of this Exhibit B and the Agreement, the Fund shall at its expense (unless otherwise provided herein):

(a)           provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to IAM System;

(b)           promptly provide PNC written notice of changes in Fund policies or procedures requiring changes to the IAM Services;

(c)           work with PNC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PNC;

(d)           revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for IAM Services, including disclaimers and information reasonably requested by PNC;

(e)           maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PNC to the Fund in writing from time to time, and all “point and click” features of the Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f)            design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IAM System and the various Inquiry and Transaction web pages and otherwise make the Fund Web Site available to End-Users.

4.             Standards of Care for Internet Services.

(a)           Notwithstanding anything in the Agreement or this Exhibit B to the contrary (other than as set forth in the immediately succeeding sentence) with respect to the provision of services set forth in this Exhibit B (i) PNC shall be liable only for its own willful misfeasance, bad faith, negligence or reckless disregard in the provision of such services and (ii) the Fund shall indemnify, defend and hold harmless PNC and its affiliates (including their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) incurred by such indemnified parties with respect to such services except for those for which PNC is liable under sub-clause (i) of this sentence.  For clarity, the provisions of the immediately preceding sentence shall not limit Sections 10 or 11 of the Agreement or Section 7(c) of this Exhibit B.  The provisions of this Section 4(a) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

(b)           Notwithstanding anything to the contrary contained in the Agreement or this Exhibit B, PNC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via IAM Services or the consummation of any Inquiry or Transaction request not actually received by PNC.  The Fund shall advise End-Users to promptly notify the Fund or PNC of any errors or inaccuracies in Shareholder data or information transmitted via IAM Services.

5.             Proprietary Rights.

(a)           Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Exhibit B.  Any software, interfaces or other programs a party provides to the other under this Exhibit B shall be used by such receiving party only during the term of this Exhibit B and only in accordance with the provisions of this Exhibit B and the Agreement.  Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion.  Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

(b)           The Fund Web Site and IAM System may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party.  Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party.  To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of this Exhibit B.  This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site.  Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, United States copyright or other United States proprietary right of a third party.

(c)           Each of the parties hereto agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Sections 5(a) or 5(b) of this Exhibit B and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Sections 5(a) or 5(b) of this Exhibit B, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereto hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section 5(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

6.             Representation and Warranty.  Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IAM System or Fund Web Site, as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation shall be borne by such party.

7.             Liability Limitations; Indemnification.

(a)           The Internet.  Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties.  Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet.  Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the IAM Services and shall not be liable in any respect for the selection of any such third party, unless such party selected the third party in bad faith or in a grossly negligent manner.

(b)           PNC’s Explicit Disclaimer of Certain Warranties.  EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 2 AND OF THIS EXHIBIT B, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT B ARE PROVIDED “AS-IS” ON AN “AS-AVAILABLE” BASIS, AND PNC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

(c)           Cross-Indemnity.  Each party hereto agrees to indemnify, defend and hold harmless the other party and its affiliates (and their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fee and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (“Liabilities”) arising in connection with any claims that any IAM Services or related work product infringes any proprietary or other rights or any infringement claim against any of such persons based on the party’s intellectual property licensed to the other party hereunder (provided the other party has used such intellectual property in conformity with the product guidelines), except to the extent such Liabilities result directly from the gross negligence or knowing or willful misconduct of the other party or its related indemnified parties.  The provisions of this Section 7(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

8.             Miscellaneous.

(a)           Independent Contractor.  The parties hereto are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein.  Any contributions to IAM System by the Fund and any contributions to the Fund Web Site by PNC shall be works for hire pursuant to Section 101 of the Copyright Act.

(b)           Conflict with Agreement.  In the event of a conflict between specific terms of this Exhibit

B and the Agreement, this Exhibit B shall control as to IAM Services.

APPENDIX A

Definitions

As used in this Agreement:

(a)           “1933 Act” means the Securities Act of 1933, as amended.

(b)           “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)           “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to PNC to give Oral Instructions or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)           “Oral Instructions” means oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)           “SEC” means the Securities and Exchange Commission.

(f)            “Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)           “Shares” means the shares of beneficial interest of any series or class of the Fund.

(h)           “Written Instructions” means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person), addressed to and received by PNC, and delivered by hand (personally delivery by the Authorized Person), private messenger, U.S. Postal Service, overnight national courier service, tested telegram, cable, telex or facsimile sending device providing for automatic confirmation of receipt, or (ii) trade instructions transmitted to and received by PNC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.